Securities and Exchange Commission
Washington, D.C.  20549

January 15, 2002

Ladies and Gentlemen:
We were previously principal accountants for First Dearborn Income Properties, LP (the "Company") and, under the date of March 10, 2000, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 1999 and 1998. We have performed no audit procedures subsequent to the date of our auditors' report of March 10, 2000. On April 20, 2001 we resigned. We have read the Company's statements included in its amended Form 8-K/A dated
May 3, 2001 (filed with the Commission on or about January 16, 2002) and we agree with such statements, except for the following:

(i) We are not in a position to agree or disagree with the Company's
(ii) statements in the first and second paragraphs of Item 4 section a.(1)(i);
(iii) We are not in a position to agree or disagree with the Company's statement in Item 4 section a.(1)(iii);
(iv) The statement in Item 4 section a.(1)(iv) is correct for the years ended December 31, 1998 and 1999, and the subsequent period through April 20, 2001;
(v) We are not in a position to agree or disagree with the Company's statements in Item 4 sections a.(2)., a.(2)(i), a.(2)(ii)(A)(B)(C), and a.(2)(ii)(D); and

On January 11, 2002, a representative of the Company requested us to supply his letter in response to the filing of the Form 8-K/A referred to in the introductory paragraph. We received a copy of the aforementioned Form 8-K/A on January 14, 2002 from the Company.

Very truly yours,